EXHIBIT 99.7

INSTRUCTIONS FOR PARTICIPANTS
IN THE
CAPITAL BANK 401(K) RETIREMENT PLAN

Important Information on the Capital Bank Corporation Rights Offering

The following questions and answers have been developed to provide participants and other account holders (such as former spouses and beneficiaries) in the Capital Bank 401(k) Retirement Plan (the “401(k) Plan”) with important information regarding a rights offering (the “Rights Offering”) by Capital Bank Corporation (the “Company”). Because the 401(k) Plan allows for investment in common stock of Capital Bank Corporation (“Common Stock”), 401(k) Plan participants and other account holders who held such Common Stock in their accounts under the 401(k) Plan as of 5:00 p.m., Eastern Standard time on January 27, 2011 are eligible to participate in the Rights Offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying prospectus dated [          ], 2011 (the “Offering Prospectus”). The following questions and answers are focused specifically on 401(k) Plan participants and the procedures for participation in the Rights Offering through the 401(k) Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Offering Prospectus and the following questions and answers.

1.	What is the Rights Offering?

As described in the Offering Prospectus, the Company is distributing, at no charge, to holders of Common Stock as of 5:00 p.m., Eastern Standard time, on January 27, 2011 (the “Record Date”) non-transferable subscription rights (“Subscription Rights”) to purchase up to an aggregate of 5,000,000 shares of Common Stock. Each whole Subscription Right will entitle you to purchase one share of the Company’s Common Stock at a subscription price of $2.55 per share of Common Stock, subject to an overall beneficial ownership limit of 4.9% for each participant. Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern Standard time, on March 4, 2011, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date or to cancel the Rights Offering earlier.

2.	Can I participate in the Rights Offering?

If you are a participant (or other account holder) in the 401(k) Plan and, as of the Record Date, you held shares of Common Stock in your 401(k) Plan account, you are entitled to participate in the Rights Offering.

3.	Will I also receive Subscription Rights for the shares of Common Stock that I own outside the 401(k) Plan?

Yes. You will also receive Subscription Rights for shares of Common Stock that you held outside of the 401(k) Plan as of the Record Date. You will receive separate instructions for exercising the Subscription Rights issued with respect to the shares of Common Stock that you own outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Subscription Rights issued on the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date. You may not combine Subscription Rights issued on share of Common Stock inside and outside of your 401(k) Plan on your 401(k) Plan Participant Election Form or on the subscription documents you receive separately.

4.	What if I have elected to receive a distribution of my 401(k) Plan account before I receive the 401(k) Plan Participant Election Form described below?

If you received a distribution of your 401(k) Plan account between the Record Date of our Rights Offering and the start of the Rights Offering, the election and instruction forms for your Subscription Rights will be sent by the Company to the same address that you directed to have your 401(k) Plan account distribution sent. In other words, the Subscription Rights will not be processed through the 401(k) Plan. Please note that Subscription Rights are not transferable and, if you elect to receive a distribution from the 401(k)

Plan after the start of the Rights Offering, your Subscription Rights will remain in the 401(k) Plan. Accordingly, please consider the timing of any requests for distributions from the 401(k) Plan and the effect a distribution will have on your ability to exercise your Subscription Rights.

5.	How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Offering Prospectus, for each share of Common Stock that you own as of the Record Date, including those you held in your 401(k) Plan account, you (or with respect to the shares of Common Stock held in your 401(k) Plan account as of the Record Date, your 401(k) Plan account) will receive, at no charge, 0.3882637 Subscription Rights. Each whole Subscription Right will entitle you to purchase one share of our Common Stock at a subscription price of $2.55 per share of Common Stock, subject to an overall beneficial ownership limit of 4.9% for each participant as described below. Fractional Subscription Rights will be eliminated by rounding down to the nearest whole number of Subscription Rights and may not be exercised. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 388.2637 Subscription Rights and would have the right to purchase 388 shares of Common Stock (rounded down from 388.2637 Subscription Rights) for $2.55 per share.

6.	How can I exercise the Subscription Rights issued on the shares of Common Stock in the 401(k) Plan?

Along with this document, you will have received various solicitation materials, including the Offering Prospectus, from the Company regarding the Rights Offering with respect to the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date (you will receive a separate mailing of materials for the Subscription Rights issued on shares of Common Stock that you may have owned as of the Record Date outside the 401(k) Plan). These Rights Offering materials will identify the number of Subscription Rights you may exercise in your 401(k) Plan account and will include exercise instructions and an exercise election form (the “401(k) Plan Participant Election Form”). To participate in the Rights Offering, you must indicate the number of Subscription Rights you wish to exercise on the 401(k) Plan Participant Election Form and must exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date using money set aside in your 401(k) Plan account as described below. The shares of Common Stock that are purchased by your 401(k) Plan account through the Rights Offering will remain in your 401(k) Plan account and will be subject to the rules of the 401(k) Plan. To exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date, you must complete the 401(k) Plan Participant Election Form, including the instructions to liquidate holdings in your 401(k) Plan account, and return the form to the subscription agent, Registrar and Transfer Company, by one of the prescribed methods.

7.	How do I complete the instructions to liquidate holdings in my 401(k) Plan account?

To provide the required funds to exercise your Subscription Rights, you must specify on the 401(k) Plan Participant Election Form the amounts that you wish to liquidate from the listed accounts in your existing 401(k) Plan accounts, which must in the aggregate be sufficient to satisfy the total subscription price. The 401(k) Plan’s trustee will sell the specified amount of these existing investment funds and make a “dollar-for-dollar” transfer of the proceeds to the “Capital Bank Corporation Subscription Fund”, which will be invested in money market investments until used to subscribe for shares of Common Stock pursuant to the Subscription Rights. Please do not send payment by cash, check or wire transfer directly to the subscription agent, the 401(k) Plan’s trustee, the Company or any other party.

Please note: If the value of the Capital Bank Corporation Subscription Fund in your 401(k) Plan account on February 28, 2011 does not equal or exceed the total subscription price of the shares of Common Stock that you have elected to purchase in our Rights Offering, then no shares of Common Stock will be purchased for your 401(k) Plan account. Note that the Capital Bank Corporation Subscription Fund will invest your transferred funds in money market securities, so while it will seek to preserve the value of your transferred funds, it is possible to lose money in these investments. Accordingly, even if you instruct the liquidation and transfer of the exact amount of money from your other 401(k) Plan accounts to the Capital Bank Corporation Subscription Fund, if the value of the Capital Bank Corporation Subscription Fund is not sufficient to pay the total subscription price of the Subscription Rights that you have elected to exercise, none of your Subscription Rights will be exercised.

8.	May I exercise my Subscription Rights if I am not fully vested in my 401(k) Plan account?

Yes. Even though you are not fully vested in your 401(k) Plan benefits, you may exercise any or all of your Subscription Rights.

9.	Where do I send my completed 401(k) Plan Participant Election Form?

You must return your 401(k) Plan Participant Election Form by First-Class Mail, Overnight Courier or Hand-Delivery (no other methods of delivery are acceptable) to the following address:

By mail:	By hand or overnight courier:
Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016-0645	Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016

You may use the enclosed self-addressed envelope that is provided. Do not send the 401(k) Plan Participant Election Form to the Company.

10.	What is the deadline for delivering my 401(k) Plan Participant Election Form?

Your 401(k) Plan Participant Election Form must actually be received, not just postmarked, no later than 5:00 p.m., Eastern Standard time, on February 24, 2011. If you miss this deadline, you cannot participate in the Rights Offering with respect to the shares of Common Stock that you held as of the Record Date in your 401(k) Plan account. Please note that the only acceptable methods of delivering your 401(k) Plan Participant Election Form are by First-Class Mail, Overnight Courier or Hand-Delivery; no other methods of delivery will be accepted.

11.  Why is the deadline for participants and other account holders in the 401(k) Plan earlier than the regular deadline under the Rights Offering?

The deadline for exercising your Subscription Rights with respect to the Common Stock held in your 401(k) Plan account is earlier than the deadline that you have with respect to the exercise of any Subscription Rights you may have relating to Common Stock outside of the 401(k) Plan.

The reason for this is that shares of Common Stock in the 401(k) Plan as well as the other investments of the 401(k) plan are held in trust by Pentegra Trust Company, the trustee for the 401(k) plan. This means you cannot exercise your Subscription Rights directly. Instead, the 401(k) Plan exercises your rights on your behalf. This requires coordination among the parties responsible for administering the 401(k) Plan, plan asset custody and recordkeeping. As a result, additional processing time is needed.

12.	Will there be a “freeze” on my account during the Rights Offering?

Yes, but it will only be a partial freeze since your entire 401(k) Plan account does not need to be frozen. Only the Capital Bank Corporation Subscription Fund will be frozen since this is the only account that is involved in acquiring Common Stock in the Rights Offering for your 401(k) Plan account. During the freeze, you will not be able to move money out of the Capital Bank Corporation Subscription Fund, or take loans or other distributions from the Capital Bank Corporation Subscription Fund.

The freeze will go into effect once your liquidation and transfer instructions are received. The freeze is expected to end after the money needed to purchase the number of shares of Common Stock you have elected to buy has been liquidated, which is scheduled to occur after the close of business on February 28, 2011. However, note that the shares of Common Stock that you elect to have purchased for your 401(k) Plan account pursuant to the Rights Offering will not be credited until after the expiration of the Rights Offering. If sufficient money is not distributed into the Capital Bank Corporation Subscription Fund, the freeze will end after the Rights Offering expires.

13.	What if the value of the Capital Bank Corporation Subscription Fund held in my 401(k) Plan Account isn’t at least as much as the total subscription price for the shares of Common Stock that I want to acquire?

If the value of the Capital Bank Corporation Subscription Fund held by your 401(k) Plan account is not equal to or greater than the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, then no shares of Common Stock will be purchased for your 401(k) Plan account.

As noted above, the Capital Bank Corporation Subscription Fund will invest your transferred funds in money market securities, so while it will seek to preserve the value of your transferred funds, it is possible to lose money in these investments. Accordingly, even if you instruct the liquidation and transfer of the exact amount of money from your other 401(k) Plan accounts to the Capital Bank Corporation Subscription Fund, if the value of the Capital Bank Corporation Subscription Fund is not sufficient to pay the Total Subscription Price of the Subscription Rights that you have elected to exercise, none of your Subscription Rights will be exercised.

14.	Can I use money that I have outside of the 401(k) Plan to pay for the shares I am acquiring through the 401(k) Plan?

No. The shares that may be acquired by your 401(k) Plan account can only be paid for with money held in your 401(k) Plan account. Also, you may not lend money to your 401(k) Plan account.

15.	Can I have the shares I am acquiring through the 401(k) Plan delivered to me personally instead of being credited to my 401(k) Plan account?

No. The shares of Common Stock that you are acquiring pursuant to our Rights Offering through your 401(k) Plan account can only be credited to your 401(k) Plan account.

16.	What happens if the price of Common Stock goes down after I make my election?

If the closing price of Common Stock on March 3, 2011, as reported by NASDAQ, is equal to or greater than $2.55 per share, the order to purchase shares for the 401(k) Plan under the Rights Offering will be effected. However, if the Subscription Price of $2.55 exceeds the closing price of Common Stock, on March 3, 2011, as reported by NASDAQ, none of the Subscription Rights held by the 401(k) Plan will be exercised.

If the trustee does not place the order to acquire Common Stock for the 401(k) Plan under the Rights Offering, the money that was taken out of your 401(k) Plan account to cover your subscription in the Rights Offering will be credited back to the Capital Bank Corporation Subscription Fund in your 401(k) Plan account. That money will remain in the Capital Bank Corporation Subscription Fund until you elect to move it into other investment options under the 401(k) Plan. However, you will not be able to do so until after the Rights Offering expires.

17.	Can I change my mind after submitting my 401(k) Plan Participant Election Form?

No. Once your 401(k) Plan Participant Election Form is submitted, you cannot revoke it. Your election to purchase shares of Common Stock in the Rights Offering will be effected, unless (A) Subscription Rights held by the 401(k) Plan are not exercised because the subscription price exceeds the closing price of Common Stock on March 3, 2011 or (B) the value of the Capital Bank Corporation Subscription Fund in your 401(k) Plan account is not equal to or greater than the purchase price of the shares of Common Stock that you have elected to purchase in our Rights Offering on February 24, 2011 and February 28, 2011 (in which case no Subscription Rights will be exercised).

18.	If the order is placed, how soon will it be before I see the Common Stock credited to my 401(k) Plan account?

It will take some time to complete all the paperwork after the Rights Offering ends, acquire the shares of Common Stock and then allocate them to the proper accounts in the 401(k) Plan. We expect it will take at least three (3) business days after the expiration date for the Rights Offering before the Common Stock that you elected to have purchased by your 401(k) Plan account (assuming that the other conditions for exercising were met) is credited to your 401(k) Plan account.

19.	What happens if I do not exercise my Subscription Rights?

If you choose not to exercise your Subscription Rights under the Rights Offering, they will simply expire.

20.	Should I elect to exercise my Subscription Rights?

You alone must determine whether to exercise your Subscription Rights; we urge you to consult your own financial advisor. Neither the Company nor Pentegra Trust Company can give you any advice or make any recommendation as to whether you should exercise your rights under the Rights Offering.

It is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. With respect to the Rights Offering, you need to make up your own mind regarding how investing in the stock of one company — Capital Bank Corporation — fits into your overall investment portfolio. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. You should carefully consider the risk factors discussed in the Offering Prospectus before you make your decision to exercise your rights under the Rights Offering.

21.	What if I have additional questions?

If you have any questions about the Rights Offering, please contact our information agent, Eagle Rock Proxy Advisors LLC, by calling (877) 864-5053 (toll free).

If you have any questions about your 401(k) Plan account, please call Pentegra Trust Company at (866) 633-4015.

Remember, this document provides only a summary of the Rights Offering. It has been prepared for your convenience to give you a quick overview. The full details are set out in the Offering Prospectus that has been provided to you along with this document. If you need another copy of the Offering Prospectus, please call our information agent at the numbers above to obtain a copy.